Exhibit 99.1

Company Press Release

May 15, 2019	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2019 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 20, 2019.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales increased 4.8% to $1.264 billion; net sales increased 3.0% excluding the acquisition of Canyon Bakehouse.

•	Diluted EPS increased $0.07 to $0.31.

•	Adjusted diluted EPS(1) increased $0.02 to $0.32.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“We achieved record sales in the first quarter and are proud of the solid start to the year,” said Allen Shiver, Flowers Foods president and CEO. “In our core business, we benefited from pricing actions taken to mitigate inflationary headwinds as well as continued growth from key brands including Dave’s Killer Bread, Nature’s Own, and Wonder. The recently acquired Canyon Bakehouse also drove top-line growth, and we remain on-track with the rollout of the brand across our distribution network.”

Mr. Shiver continued, “While we are pleased with the results of our growth initiatives and pricing actions to date, inflationary headwinds from commodities, labor, and transportation continue to pressure margins. Therefore, in addition to improving price realizations, the team is focused on our supply chain optimization initiatives, which are intended to drive productivity and reduce fixed costs.”

Mr. Shiver added, “As announced in February, after 41 years with the company, I will be retiring next week and Ryals McMullian will become Flowers’ next CEO. Flowers has never been better positioned for growth and continued success. It has been a privilege to lead this company and work alongside the best team in the industry. I am confident in Ryals and the entire Flowers team, and I know they will continue to execute on our strategic priorities and build shareholder value.”

For the 52-week Fiscal 2019, the Company Reaffirms:

•	Sales in the range of approximately $4.030 billion to $4.109 billion, representing growth of approximately 2.0% to 4.0%.

•	Adjusted diluted EPS in the range of approximately $0.94 to $1.02, adjusted for items affecting comparability.

The company’s outlook includes the following assumptions:

•	Canyon Bakehouse sales of approximately $70 million to $80 million

•	Depreciation and amortization in the range of $150 million to $155 million

•	Other pension expense in the range of $2.5 million to $3.0 million

•	Net interest expense of approximately $12 million

•	An effective tax rate of approximately 24% to 25%

•	Weighted average diluted share count for the year of approximately 212 million shares

•	Capital expenditures for the year in the range of $110 to $120 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16 Weeks Ended
	Apr. 20, 2019	Apr. 21, 2018
Net income per diluted common share	$0.31	$0.24
Recovery on inferior ingredients, restructuring and related impairment charges, acquisition costs, and executive retirement agreement	0.01	NM
Legal settlements	NM	0.01
Project Centennial consulting costs	—	0.02
Pension plan settlement loss	—	0.02
Multi-employer pension plan withdrawal costs	—	0.01

Adjusted net income per diluted common share	$0.32	$0.30

NM—Not Meaningful

Certain amounts may not compute due to rounding.

Consolidated First Quarter 2019 Summary

Compared to the prior year first quarter where applicable

•	Sales increased 4.8% to $1.264 billion.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 3.2%

•	Volume: -0.2%

•	Acquisition: 1.8%

•

On a consolidated basis, branded retail sales increased $43.8 million, or 6.2% to $755.6 million, store branded retail sales increased $21.3 million, or 12.4% to $193.1 million, while non-retail and other sales decreased $7.7 million, or 2.4% to $315.1 million.

•

Branded retail sales were driven by continued sales growth from DKB organic products, growth in our expansion markets and store branded breads and buns, the introduction of Nature’s Own Perfectly Crafted breads in the second quarter of 2018 and Sun-Maid breakfast bread late in the third quarter of 2018, pricing actions, and the acquisition of Canyon Bakehouse in the fourth quarter of 2018. Partially offsetting the increase were volume declines in white breads and miscellaneous specialty breads.

•

Store branded retail sales increased primarily due to store-branded items produced by Canyon Bakehouse, positive price/mix, and volume growth in store branded breads and buns, partially offset by volume declines in store branded cake.

•	Foodservice and vending volume declines primarily drove the decrease in non-retail and other sales, partly because of lost business due to the receipt of inferior ingredients in 2018.

•	Operating income increased 18.2% to $90.6 million. Excluding matters affecting comparability, adjusted operating income increased 5.0% to $92.4 million.

•	Adjusted EBITDA increased 3.8% to $137.2 million, representing 10.9% of sales, a 10-basis point decrease.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.6% of sales, a 20-basis point decrease. These costs were lower as a percentage of sales due to improved sales and increased production volumes, partially offset by increases in outside purchases of product. Rising commodity prices, and higher labor costs were mostly offset by improved pricing/mix.

•

Selling, distribution and administrative (SD&A) expenses were 37.7% of sales, unchanged to the prior year. A larger portion of sales through independent distributors and a shift in product mix resulted in higher distributor distribution fees. These fees, combined with higher selling costs and increased marketing investments offset prior year Project Centennial-related consulting costs and lower legal fees and litigation settlements.

•	Depreciation and amortization (D&A) expenses were $44.8 million, 3.5% of sales, a 20-basis point decrease.

Following the organizational restructuring under Project Centennial, the company has consolidated its operations into one operating segment. Beginning with the first quarter of 2019, the comparative periods are presented on a consolidated basis due to this change.

Cash Flow, Capital Allocation, and Capital Return

In the first quarter of fiscal 2019, cash flow from operating activities was $96.2 million, capital expenditures were $20.8 million, and dividends paid were $39.3 million. During the quarter, the company made cash debt repayments of $40.5 million.

There are 6.2 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Conference Call

Flowers Foods will hold a conference call to discuss its first quarter 2019 results at 8:30 a.m. (Eastern) on May 16, 2019. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2018 sales of $4.0 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as income from operations adjusted for depreciation and amortization. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Statements of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2019	April 21, 2018
Sales	$1,263,895	$1,206,453
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	652,141	625,122
Selling, distribution and administrative expenses	476,049	454,463
Loss (recovery) on inferior ingredients	(413)	—
Restructuring and related impairment charges	718	1,259
Impairment of assets	—	2,483
Multi-employer pension plan withdrawal costs	—	2,322
Depreciation and amortization expense	44,819	44,189

Income from operations	90,581	76,615
Other pension cost (benefit)	692	(735)
Pension plan settlement loss	—	4,668
Interest expense, net	3,824	2,901

Income before income taxes	86,065	69,781
Income tax expense	20,199	18,534

Net income	$65,866	$51,247

Net income per diluted common share	$0.31	$0.24

Diluted weighted average shares outstanding	211,884	211,311

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 20, 2019	December 29, 2018
Assets
Cash and Cash Equivalents	$11,584	$25,306
Other Current Assets	539,003	492,073
Property, Plant & Equipment, net	711,765	743,847
Right of Use Leases, net	402,382	—
Distributor Notes Receivable (1)	229,884	230,470
Other Assets	13,565	13,533
Cost in Excess of Net Tangible Assets, net	1,331,150	1,340,308

Total Assets	$3,239,333	$2,845,537

Liabilities and Stockholders’ Equity
Current Liabilities	$432,883	$389,443
Long-term Debt and Capital Lease Liabilities (2)	939,463	1,001,536
Right-of-Use Lease Liabilities (3)	409,988	—
Other Liabilities	189,073	196,291
Stockholders’ Equity	1,267,926	1,258,267

Total Liabilities and Stockholders’ Equity	$3,239,333	$2,845,537

(1)	Includes current portion of $26,801 and $26,345, respectively.
(2)	Includes current portion of $5,000 and $10,896, respectively.
(3)	Includes current portion of $57,262.

Flowers Foods, Inc.

Condensed Consolidated Statements of Cash Flows

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2019	April 21, 2018
Cash flows from operating activities:
Net income	$65,866	$51,247
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	54,777	62,184
Changes in assets and liabilities and pension contributions	(24,465)	(16,319)

Net cash provided by operating activities	96,178	97,112

Cash flows from investing activities:
Purchase of property, plant and equipment	(20,761)	(26,550)
Proceeds from sale of property, plant and equipment	235	499
Other	136	(1,378)

Net cash disbursed for investing activities	(20,390)	(27,429)

Cash flows from financing activities:
Dividends paid	(39,296)	(36,243)
Exercise of stock options	—	791
Stock repurchases	(7,054)	(2,489)
Net change in debt borrowings	(40,500)	(1,250)
Payments on financing leases	(1,872)	—
Other	(788)	(1,405)

Net cash disbursed for financing activities	(89,510)	(40,596)

Net increase (decrease) in cash and cash equivalents	(13,722)	29,087
Cash and cash equivalents at beginning of period	25,306	5,129

Cash and cash equivalents at end of period	$11,584	$34,216

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 20, 2019	April 21, 2018
Net income per diluted common share	$0.31	$0.24
Loss (recovery) on inferior ingredients	NM	—
Restructuring and related impairment charges	NM	NM
Project Centennial consulting costs	—	0.02
Legal settlements	NM	0.01
Executive retirement agreement	NM	—
Canyon acquisition costs	NM	—
Pension plan settlement loss	—	0.02
Multi-employer pension plan withdrawal costs	—	0.01

Adjusted net income per diluted common share	$0.32	$0.30

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16 Week	For the 16 Week
	Period Ended	Period Ended
	April 20, 2019	April 21, 2018
Sales	$1,263,895	$1,206,453
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	652,141	625,122

Gross Margin excluding depreciation and amortization	611,754	581,331
Less depreciation and amortization for production activities	24,978	25,285

Gross Margin	$586,776	$556,046

Depreciation and amortization for production activities	$24,978	$25,285
Depreciation and amortization for selling, distribution and administrative activities	19,841	18,904

Total depreciation and amortization	$44,819	$44,189

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 20, 2019	April 21, 2018
Net income	$65,866	$51,247
Income tax expense	20,199	18,534
Interest expense, net	3,824	2,901
Other pension cost (benefit)	692	(735)
Pension plan settlement loss	—	4,668

Earnings before interest and income taxes	90,581	76,615
Loss (recovery) on inferior ingredients	(413)	—
Restructuring and related impairment charges	718	1,259
Project Centennial consulting costs	—	6,432
Legal settlements	150	1,350
Executive retirement agreement	1,331	—
Canyon acquisition costs	22	—
Multi-employer pension plan withdrawal costs	—	2,322

Adjusted EBIT	92,389	87,978
Depreciation and amortization	44,819	44,189

Adjusted EBITDA	$137,208	$132,167

Sales	$1,263,895	$1,206,453
Adjusted EBITDA margin	10.9%	11.0%

(continued on next page)

(continued from previous page)

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax Expense to Adjusted
	Income Tax Expense
	For the 16 Week		For the 16 Week
	Period Ended		Period Ended
	April 20, 2019		April 21, 2018
Income tax expense	$20,199		$18,534
Tax impact of:
Loss (recovery) on inferior ingredients	(104)		—
Restructuring and related impairment charges	181		318
Project Centennial consulting costs	—		1,624
Legal settlements	38		341
Executive retirement agreement	336		—
Canyon acquisition costs	6		—
Pension plan settlement loss	—		1,179
Multi-employer pension plan withdrawal costs	—		586

Adjusted income tax expense	$20,656		$22,582

	Reconciliation of Net Income to Adjusted Net
	Income
	For the 16 Week		For the 16 Week
	Period Ended		Period Ended
	April 20, 2019		April 21, 2018
Net income	$65,866		$51,247
Loss (recovery) on inferior ingredients	(309)		—
Restructuring and related impairment charges	537		941
Project Centennial consulting costs	—		4,808
Legal settlements	112		1,009
Executive retirement agreement	995		—
Canyon acquisition costs	16		—
Pension plan settlement loss	—		3,489
Multi-employer pension plan withdrawal costs	—		1,736

Adjusted net income	$67,217		$63,230

	Reconciliation of Earnings per Share - Full Year
	Fiscal 2019 Guidance
	Range Estimate
Net income per diluted common share	$0.93	to	$1.01
Matters affecting comparability	0.01		0.01

Adjusted net income per diluted common share	$0.94	to	$1.02

Flowers Foods, Inc.

Sales Bridge

(000’s omitted)

	For the 16 Week	For the 16 Week
Sales by Sales Class	Period Ended	Period Ended
	April 20, 2019	April 21, 2018	$ Change	% Change
Branded Retail	755,630	711,818	43,812	6.2%
Store Branded Retail	193,147	171,828	21,319	12.4%
Non-Retail and Other	315,118	322,807	(7,689)	-2.4%

Total Sales	1,263,895	1,206,453	57,442	4.8%

For the 16 Week Period Ended April 20, 2019	Volume	Net Price/Mix	Sales Change excluding Acquisition	Acquisition Contribution	Total Sales Change
Flowers Foods	-0.2%	3.2%	3.0%	1.8%	4.8%